FLOWSTONE OPPORTUNITY FUND SC TO-I

EXHIBIT (a)(1)(vi)

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

FlowStone Opportunity Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$52,988,449	$0.0001381	$7,317.70
Fees Previously Paid	—		—
Total Transaction Valuation	$52,988,449
Total Fees Due for Filing			$7,317.70
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$7,317.70

None Rule – N/A